Filed Pursuant to Rule 433

Registration Statement No. 333-199784

Investor Presentation Green Bond

2 SEK’s mission and vision SEK’s mission is to ensure access to sustainable financial solutions for the Swedish export industry on commercial terms. SEK’s vision is to strengthen the competitiveness of Swedish exporters and help create employment and sustainable growth in Sweden. SEK is 100 % owned by the Swedish government.

Economy of Sweden B a s i s P o i n t s 0 100 200 300 400 500 600 700 2011 2012 2013 2014 2015 USA Japan Germany France Italy Sweden Source: SCB , IMF, Macrobond , SEK 3 Public debt to GDP Facts Rating: AAA/Aaa/Aaa GDP growth Q4 2014 (qoq/ yoy ) : 1.1% / 2.7 % GDP growth 2014 2.1% GDP (2014): USD 569.3 bn * GDP per capita: USD 58 716* Unemployment ( April 2015 ) : 7.8%** CPI/CPIF*** yoy ( April 20 15): - 0.2%/0.7% Current Repo Rate: - 0.25% *USD/SEK average 2014 , 6.8635 ** seasonal adjusted , % of labour force *** CPIF = CPI with fixed mortgage rates 5 year CDS spreads USA Japan Germany France Italy Sweden P e r c e n t 25 50 75 100 125 150 175 200 225 250 2004 2006 2008 2010 2012 2014

Swedish export s – large part of GDP and well diversified Exports and imports Key export goods Source: SCB, Macrobond , SEK 4 Sweden: Exports and imports Share of GDP (%) 25.0 27.5 30.0 32.5 35.0 37.5 40.0 42.5 45.0 47.5 50.0 52.5 1994 1996 1998 2000 2002 2004 2006 2008 2010 2012 2014 Exports (goods & services) Imports (goods & services) Auto, 16% Machinery, 15% Consumer goods, 13% IT & telecom, 11% Pulp & paper, 11% Materials, 10% Energy, 9% Construction, 8% Health care, 7%

5 Well - known exporters

The Swedish export credit system 6 The Swedish Export Credits G uarantee B oard (EKN) – insures risks SEK – provides financing Bank – arranges the export credit Exporter – concludes the export contract

Funding and liquidity: No refinancing risk 7 As of March 31, 2015 0 5 10 15 20 25 30 35 40 45 50 USD bn Loan facility with the Swedish National Debt Office Borrowing total, including shareholder's funds Lending with first possible pre - payment, including the CIRR - system

Credit portfolio • Demand for financing from the Swedish export industry increased dramatically during the financial crisis • The Swedish government heavily increased SEK ´ s lending capacity during the financial crisis • SEK secured access to financing for the Swedish exporters 8 As of March 31, 2015 0 5 10 15 20 2007 2008 2009 2010 2011 2012 2013 2014 USD bn New credits accepted 0 1 2 3 4 5 6 7 8 9 10 USD bn Gross exposure Net exposure

Counterparty exposures & risk mitigation • Export credit agency guarantees • Bank guarantees • Credit derivatives • Collateral agreements • Insurance company guarantees 9 As of March 31, 2015 0% 10% 20% 30% 40% 50% 60% 70% Corporates Financial institutions incl. ABS and covered bonds Sovereigns (incl. local governments) Gross exposure Net exposure

Liquidity portfolio Investment profile • Average duration of new investments: 8 months • Maximum maturity: 18 months • Minimum Rating: A – 10 Maturing profile of SEK’s liquidity portfolio As of March 31, 2015 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% M ≤ 1 year 1 year < M ≤ 3 years M > 3 years 31 Mar 2015 31 Dec 2014

Funding: flexible and diversified Risk management policy: • No currency risk • Very limited interest rate risk • All structured notes are hedged 11 As of December 31, 2014 • Multiple funding programmes in all major currencies • Funding in local currencies • Responsive to investor needs • An experienced benchmark issuer New funding by region 2014 (2013) New funding by structure 2014 (2013) Japan 37% (18%) North America 26% (29%) Europe excl. Nordic countries 21% (35%) Non-Japan Asia 9% (11%) Nordic countries 3% (3%) Latin America 3% (0%) Oceania 1% (0%) Middle East/Africa 0% (4%) Plain Vanilla 55% (69%) Equity linked 22% (14%) FX linked 15% (3%) Commodity linked 3% (3%) PRDC 3% (1%) IR linked 2% (10%)

Most impressive MTN borrower 2013 Most impressive sovereign, supranational or agency borrower 2013 12 Landmark Deal JPY31bn ETF - Linked Note Most impressive MTN borrower 2014 Most impressive sovereign, supranational or agency borrower 2014 Global Issuer of the Year

Owner: Swedish government, 100% Mission: To ensure access to financial solutions for the Swedish export industry on commercial terms Primary task: Financing of export credits Established: 1962 Financial information at March 31, 2015 Total assets USD 37.7bn Lending USD 27.8bn Common Equity Tier 1 capital ratio 17.8% After - tax return on equity 6.4 % Leverage ratio 4.6% 13 About SEK As of March 31, 2015

Sustainable Financing Requirements to comply with Environmental and Social International Standards… … Anti - corruption …Environment …Labor conditions …Human rights Channel capital to a low carbon economy… …Target for green lending …Green Bond Framework 14

SEK Green Bond Framework 15 • Green Bond Principles compliant • Second opinion by CICERO • Eligible Projects • CO 2 reduction measured on an aggregated level • Audited Allocation of Proceeds • Homepage and Annual newsletter

SEK Green Bond Framework Second opinion 16 “SEK bases its management of green projects on broad and well established guidelines like IFC’s Performance Standards on Environmental and Social Sustainability, IFC’s Environmental, Health and Safety General Guidelines and OECD’s “Common Approach” to environmental and social risks of projects. Furthermore, SEK employs the “International Financial Institution Framework for Harmonised Approach to Greenhouse Gas Accounting” for their CO2 impact assessment. Finally, SEK will establish a dedicated website which will allow for transparent reporting on all important aspects of the green bond program. Overall, we therefore find that SEK’s green bond framework has a very high probability of securing projects that support a low carbon and climate friendly future .”

SEK Green Bond Framework Eligible Projects 17 No fossil fuel projects are eligible The Eligible Projects are selected through the best of SEK’s capabilities, and are selected in two phases: 1. SEK Client Relationship Management team identifies and proposes a possible Eligible Project. 2. SEK Sustainability Department assesses as to whether a project qualifies as an Eligible Project. Final decision will rest with SEK Sustainability Department.

SEK Green Lending Eligible Projects 18 • Facility amount approximately USD 970 million as of May 2015. • Total estimated annual CO 2 reduction on facility amount 4,443,000 tons. 8% 92% Sustainable transport Renewable energy Eligible Projects, per category as of May 2015

SEK Green Bond Framework GHG accounting 19 • CO 2 emission reductions will be measured on a project basis in proportion to the part financed by SEK. • The methodology to measure these reductions follows the methodology set out in “ International Financial Institution Framework for Harmonised Approach to Greenhouse Gas Accounting ” November 2012. • SEK Sustainability department will estimate the reasonableness of reported reductions.

SEK Green Bond Framework Allocation of Proceeds 20 Disbursements Amortizations Subaccount Green Bond Proceeds Eligible Projects Subaccount to absorb the Green Bond Proceeds. Balance will be adjusted on a semi - annual basis. An amount equal to the subaccount balance will be held in cash, Green Bonds or municipality and/or government risk with a minimum credit rating of AA - . The subaccount balance will be reviewed by external auditors on a semi - annual basis.

SEK Green Bond Framework Monitoring and reporting 21 • Impact reporting on Eligible Projects and links to relevant documents will be disclosed at www.sek.se . • An annual newsletter will be provided to inform of Eligible Projects, CO 2 emission reductions and a summary of the SEK Green Bond development.

DISCLAIMER Cautionary statement regarding this presentation This document does not constitute or form part of and should not be construed as, an offer to sell or issue or the solicitation of an offer to buy or acquire securities of SEK (Swedish Export Credit) (the “Company”) in any jurisdiction or an inducement to enter into investment activity. No part of this document , nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever . No representation, warranty or undertaking , express or implied , is made as to, and no reliance should be placed on, the fairness , accuracy , completeness or correctness of the information or the opinions contained herein . None of the Company or any of its affiliates , advisors or representatives shall have any liability whatsoever (in negligence or otherwise ) for any loss howsoever arising from any use of this document or its contents or otherwise arising in connection with the document . This document is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality , state , country or other jurisdiction where such distribution, publication , availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction . Neither this presentation nor any copy hereof may be sent, or taken or distributed in Australia, Canada, or the Russian Federation. This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies , and other persons to whom it may lawfully be communicated , falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any person who is not a relevant person should not act or rely on this document or any of its contents . Cautionary statement regarding forward - looking statements This presentation contains forward - looking statements that involve inherent risks and uncertainties , and the Company might not be able to achieve the predictions , forecasts , projections and other outcomes we describe or imply in forward - looking statements . A number of important factors could cause results to differ materially from the plans, objectives , expectations , estimates and intentions we express in these forward - looking statements , including those we identify in "Risk Factors " and “ Forward - Looking Statements” in our Annual Report on Form 20 - F for the fiscal year ended December 31, 2014 filed with the US Securities and Exchange Commission, and in other public filings and press releases. We do not intend to update these forward - looking statements except as may be required by applicable law .